UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 21, 2008

Cohu, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-04298	95-1934119
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

12367 Crosthwaite Circle, Poway, California		92064
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	858-848-8100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On March 21, 2008, the Compensation Committee of the Board of Directors of Cohu, Inc. approved specific performance goals for the fiscal year ending December 27, 2008 for possible bonus awards for certain executive officers ("Executive Officers") of Cohu, Inc. (the "Company’). Actual bonuses to be paid, if any, will be determined based on achievement of these performance goals.

The performance goals for fiscal 2008 for the Chief Executive Officer and Chief Financial Officer are revenue, pretax income, margin improvement and strategic growth and business development. The performance goals for fiscal 2008 for the other Executive Officers, all of whom are employees of Delta Design, Inc., the Company’s principal business unit, include revenue, pretax income, customer satisfaction, cost reduction, margin improvement and other performance measures related to the applicable business area or functional responsibility of the Executive Officer. The target bonus for each Executive Officer is a percentage of the employee’s base salary. For the year ending December 27, 2008, the target bonus percentages are 100% for the Chief Executive Officer and 50% for the other Executive Officers. The maximum bonus awards for fiscal 2008 are 100% to 200% of base salary subject to the limitations of the Cohu, Inc. 2005 Equity Incentive Plan.

On March 21, 2008 the Company’s Executive Officers are: James A. Donahue, President and Chief Executive Officer; Jeffrey D. Jones, Vice President Finance and Chief Financial Officer; James G. McFarlane, Senior Vice President; Colin P. Scholefield, Senior Vice President, Sales and Service; and James P. Walsh, Vice President Manufacturing.

The bonus awards for each of the Executive Officers will be paid pursuant to the Company’s 2005 Equity Incentive Plan, as amended from time-to-time, and initially approved by the Company’s stockholders at the Company’s Annual Meeting of Stockholders on May 10, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cohu, Inc.

March 24, 2008	By:	Jeffrey D. Jones

Name: Jeffrey D. Jones
Title: VP Finance & CFO